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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement of USA Waste Services, Inc. on Form S-4 of our report dated March 10, 1995, on our audits of the consolidated financial statements of USA Waste Services, Inc. as of December 31, 1993 and 1994, and for each of the three years in the period ended December 31, 1994, which is included in the USA Waste Services, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A (Amendment No. 1) and included in and incorporated by reference into the USA Waste Services, Inc.'s Amendment No. 2 to Form S-4 (File No. 33-59259), dated May 18, 1995. We also consent to the reference to our firm under the caption "Experts."


                                        COOPERS & LYBRAND L.L.P.

Dallas, Texas
June 8, 1995